EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Amendment No. 1 to Form S-3 (No. 333-215287) of Fusion Telecommunications International, Inc. (the "Company") to be filed on or about January 31, 2017 of our report dated March 28, 2016 on our audits of the consolidated financial statements as of December 31, 2015 and 2014 and for the years then ended, which report was included in the Company’s Annual Report on Form 10-K filed on March 28, 2016. We also consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form S-3.

/s/ EISNERAMPER LLP

New York, New York
January 31, 2017